Exhibit 99.28(j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2023, with respect to the financial statements of Global Atlantic BlackRock Allocation Portfolio, Global Atlantic BlackRock Disciplined Core Portfolio, Global Atlantic BlackRock Disciplined Growth Portfolio, Global Atlantic BlackRock Disciplined International Core Portfolio, Global Atlantic BlackRock Disciplined Mid Cap Growth Portfolio, Global Atlantic BlackRock Disciplined Value Portfolio, Global Atlantic BlackRock High Yield Portfolio, and Global Atlantic Goldman Sachs Core Fixed Income Portfolio (collectively, the Portfolios), each a separate series of Forethought Variable Insurance Trust (the Trust), as of December 31, 2022, as originally filed in the December 31, 2022 Form N-CSR incorporated herein by reference, under the heading “Financial Highlights” in the prospectus.

/s/ RSM US LLP

Denver, Colorado

April 26, 2024